FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

NOV 29 1983

[illegible] SECRETARY OF STATE

No. 7800-83

FILED BY:
WHITE, PEARL MURPHY &
ANDERSON
VALLEY BANK PLAZA
50 WEST LIBERTY STREET
SUITE 940
RENO, NEVADA 89501

ARTICLES OF INCORPORATION

OF

VENTURE INVESTMENTS, INC.

The undersigned natural persons acting as incorporators of a corporation (the "Corporation") under the provisions of Chapter 78 of the Nevada Revised Statutes adopt the following Articles of Incorporation:

ARTICLE 1

The name of the corporation is VENTURE INVESTMENTS, INC.

ARTICLE 2

Period of Duration

The period of duration of the Corporation is perpetual.

ARTICLE 3

The purpose for which the Corporation is organized is to engage in any lawful activity.

ARTICLE 4

Authorized Shares and Assessment of Shares

Section 4.01. Number. The aggregate number of shares that the Corporation shall have authority to issue is twenty million (20,000,000) shares of Capital Stock with par value of 1¢ per share.

Section 4.02. Assessment of Shares. The Capital Stock of the Corporation, after the amount of the subscription price has been paid in money, property, or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purposes and no stock issued as fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended in this particular.

ARTICLE 5

Provisions for Regulations of the Internal Affairs of the Corporation

Section 5.01. Compensation of Directors. The Board of Directors is authorized to make provision for reasonable

compensation to its members for their services as Directors and to fix the basis and conditions upon which this compensation shall be paid. Any director may also serve the Corporation in any other capacity and receive compensation therefor in any form.

Section 5.02. Amendments of Articles of Incorporation. The Corporation reserves the right from time to time to amend, alter, or repeal any provision in its Articles of Incorporation in any manner now or hereafter permitted by Chapter 78 of the Nevada Revised Statutes or any other applicable statute.

ARTICLE 6

Principal Office and Initial Resident Agent

Section 6.01. Principal Office. The address of the principal office of the Corporation in this state is 50 West Liberty Street, Suite 940, Reno, Nevada. The Corporation may conduct all or part of its business in any other state.

Section 6.02. Resident Agent. The Resident Agent of the Corporation is JOHN A. WHITE, JR., 50 West Liberty Street, Suite 940, Reno, Nevada.

ARTICLE 7

Data Respecting Directors

Section 7.01. Governing Board. The members of the Governing Board of the Corporation shall be styled Directors.

Section 7.02. Initial Board of Directors. The initial Board of Directors shall consist of three members.

Section 7.03. Names and Addresses. The names and addresses of the persons who are to serve as Directors until the first annual meeting of shareholders, or until their successor shall have been qualified and elected, follow:

NAME	ADDRESS
C. VICTOR WAY	7100 North Broadway, No. 5-1 Denver, Colorado 80221
PHILIP S. SINDLER	140 Marine View Drive Suite 203 Solana Beach, California 92075

RALEIGH CUMMINGS	1441 Avocado Avenue, #401 Newport Beach, California 92660

Section 7.04. Increase or Decrease of Directors. The number of Directors of the Corporation shall not be less than three. Subject to this limitation, the number of Directors may be changed from time to time by amendment of the Code of Bylaws; but no decrease shall have the effect of shortening the term of any incumbent Director. In the absence of a provision of the Code of Bylaws fixing the number of Directors, the number shall be three.

ARTICLE 8

Data Respecting the Incorporators

The names and addresses of the incorporators of the Corporation are as follows:

NAME	ADDRESS
JOHN A. WHITE, JR.	50 West Liberty Street Suite 940 Reno, NV 89501
JAYME L. HUNSBERGER	50 West Liberty Street Suite 940 Reno, NV 89501
NANCY J. VAUGHAN	50 West Liberty Street Suite 940 Reno, NV 89501

EXECUTED at Reno, Nevada, on November 29, 1983.

JOHN A. WHITE, JR., Incorporator

JAYME L. HUNSBERGER, Incorporator

NANCY J. VAUGHAN, Incorporator

STATE OF NEVADA)
) ss.
COUNTY OF WASHOE)

On November 29, 1983, personally appeared before me, a Notary Public, JOHN A. WHITE, JR., JAYME L. HUNSBERGER, and NANCY J. VAUGHAN, who acknowledged to me that they executed the foregoing instrument.

NOTARY PUBLIC